UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): February 27, 2014

LAKELAND BANCORP, INC.

(Exact Name of Registrant as Specified in its Charter)

New Jersey	000-17820	22-2953275
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Oak Ridge Road, Oak Ridge, New Jersey	07438
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (973) 697-2000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e) On February 27, 2014, the Board of Directors of Lakeland Bancorp, Inc. (the “Company”) approved and adopted the Lakeland Bancorp, Inc. Equity Compensation Program, as Amended and Restated through such date (the “Restated Program”). The principal changes made in the Restated Program from the initial Equity Compensation Program adopted by the Board and approved by the shareholders of the Company in 2009 are to (i) permit the grant and payment of cash “Incentive Bonus Awards,” as described below, and (ii) provide certain special vesting rules for grants of stock options, restricted stock awards and restricted stock unit awards to officers, directors and employees that are made on or after February 27, 2014. A copy of the Restated Program is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference into this Item.

Incentive Bonus Awards under the Restated Program are cash awards that may be made to officers or employees of the Company or its subsidiaries based on the achievement of such performance measures as the Compensation Committee deems appropriate. The Compensation Committee has authority to (i) select those individuals who will be eligible to receive an Incentive Bonus Award, (ii) determine the performance period, (iii) determine target levels of performance, and (iv) determine the level of Incentive Bonus Award to be paid to each selected individual upon the achievement of each performance level. The amount of an Incentive Bonus Award to be paid upon the attainment of each targeted level of performance will be based on a percentage of an individual’s base salary for the fiscal year, a fixed dollar amount, or such other formula as the Compensation Committee deems appropriate.

The Compensation Committee may, in its discretion, designate any Incentive Bonus Award as a “Code Section 162(m) Award” under the Restated Program. A “Code Section 162(m) Award” is an award that is intended to be treated as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). Section 162(m) places a limit of $1 million on the amount that a company may deduct in any one year for compensation paid to a “covered employee,” which is defined by Section 162(m) to mean any person who as of the last day of the fiscal year is the chief executive officer or one of the company’s three highest compensated executive officers other than its principal financial officer. There is, however, an exception to this limit on deductibility for compensation that satisfies certain conditions for “qualified performance-based compensation” set forth under Section 162(m).

Each Code Section 162(m) Award will be based upon the attainment of specified levels of pre-established, objective performance measures that are intended to satisfy the performance based compensation exemption requirements of Code Section 162(m) and regulations promulgated thereunder. Performance measures will be based on one or more of the criteria set forth in Exhibit A to the Restated Program. In order to qualify as performance-based compensation for purposes of Section 162(m), the material terms of the performance goals of the plan under which the compensation will be paid must be approved by shareholders. Accordingly, at our next annual meeting of shareholders, the Board of Directors intends to ask shareholders to approve the material terms of the performance goals for use under the Restated Program. For purposes of Section 162(m), the material terms of the performance goals include (i) the individuals eligible to receive compensation under the Restated Program, (ii) a description of the business criteria on which performance goals may be based, and (iii) the maximum number of shares and the maximum dollar amount of any cash payment that can be the subject of any award made to an individual under the Restated Program in any year. The maximum dollar amount payable to any individual for any one (1) calendar year with respect to a cash Incentive Bonus Award under the Restated Program that is intended to satisfy the conditions for deductibility under Section 162(m) as “performance-based compensation” is $2,000,000. Although Code Section 162(m) Awards under the Restated Plan will be intended to meet the requirements for full deductibility under Section 162(m), there is no assurance that the amount paid in connection with such an award will be fully deductible by the Company.

Section 162(m) also requires shareholder approval every five years of the material terms of the performance goals of the plan under which the compensation will be paid. At our next annual meeting of shareholders, the Board of Directors also intends to ask shareholders to approve the material terms of the performance goals under the Restated Program with respect to awards of restricted stock and restricted stock units, which were most recently approved by shareholders at the Company’s 2009 Annual Meeting of Shareholders.

Under the Restated Program, stock options, restricted stock awards and restricted stock unit awards made on or after February 27, 2014 to officers, directors and employees will provide for: (i) continued vesting following separation from service, based on the applicable vesting schedule of the option or award, if the recipient separates due to death, disability after completing five years of continuous service with the Company and/or its subsidiaries, or retirement after both attaining age 65 and completing at least five years of continuous service with the Company and/or its subsidiaries; and (ii) continued vesting of 50% of the award following separation from service, based on the applicable vesting schedule of the option or award, if the recipient separates from service after both attaining age 55 and completing at least ten years of continuous service with the Company and/or its subsidiaries.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No. 10.1 – Lakeland Bancorp, Inc. 2009 Equity Compensation Program, As Amended and Restated Effective February 27, 2014.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LAKELAND BANCORP, INC.

By:	/s/ Timothy J. Matteson
Name:	Timothy J. Matteson
Title:	Executive Vice President,
General Counsel and
Corporate Secretary

Dated: February 28, 2014

Exhibit Index

Exhibit Number	Description

10.1	Lakeland Bancorp, Inc. 2009 Equity Compensation Program, As Amended and Restated Effective February 27, 2014